UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SUPERVALU INC.

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC

Jason Aintabi

Richard A. Anicetti

Steven H. Baer

R. Chris Kreidler

Frank Lazaran

James J. Martell

Sandra E. Taylor

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Blackwells Capital LLC, together with the other participants named herein (collectively, “Blackwells”), has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) of SuperValu Inc., a Delaware corporation (the “Company”), and for the approval of a business proposal to be presented at the 2018 Annual Meeting.

On July 9, 2018, Blackwells issued the following press release and accompanying letter:

 Blackwells Mails Definitive Proxy Materials to Supervalu Shareholders

Solicits Votes to Elect Six Highly Qualified, Independent Director Nominees at Upcoming Annual Meeting

Urges Shareholders to VOTE the GREEN Proxy Card to Stop Continued Value Destruction under Current Board

NEW YORK – July 9, 2018 – Blackwells Capital LLC (together with its affiliates, “Blackwells Capital” or “Blackwells”), an alternative investment management firm with an approximate 7.73% ownership interest in Supervalu Inc. (NYSE: SVU) (“Supervalu” or the “Company”), today announced it has mailed definitive proxy materials and a letter to Supervalu shareholders to solicit votes for the election of six highly qualified candidates to Supervalu’s Board of Directors (the “Board”) at the upcoming 2018 Annual Meeting of Shareholders.

Copies of the proxy statement and accompanying letter, as well as Blackwells’ prior detailed analyses and presentations on Supervalu, are available at www.SaveSupervalu.com.

Jason Aintabi, Managing Partner at Blackwells Capital, said, “We have lost faith in the current Supervalu Board, but not in Supervalu. Blackwells has attempted to actively engage with the current Board and management in good faith and offered solutions and skills that would help stem the constant decline at Supervalu. Each time, our efforts have been rejected, misrepresented, or, in our view, coopted incompetently. The current Board even refuses to sit down, face-to-face, with our highly qualified, independent nominees, who offer decades’ more relevant experience than the current directors.

“To protect the investment of all shareholders and help Supervalu achieve its full potential, Blackwells has recruited and nominated six extremely talented professionals to the Company’s Board. With their extensive industry and public board experience, we are confident these nominees will better set Supervalu’s future course and more effectively oversee it. We strongly encourage you to join us in voting for change on the enclosed GREEN proxy card.”

The full text of the letter accompanying the definitive proxy statement is below:

July 2, 2018

Dear Fellow Supervalu Shareholder,

Over the last ten years, Supervalu has lost more than $5 billion of shareholder value, with its stock declining more than 90%. During those ten years – and the tenure of five different CEOs – the Company has alternated strategies, including several complete reversals in strategy, but has yet to find a winning formula.

In 2016 and 2017, the current Board and management team claimed to have implemented yet another sure-fire strategy and turnaround plan, encapsulated by the less than inspiring, three-prong statement to “retain existing customers,” “sell more to all customers” and “serve more customers.” Unsurprisingly, the results bear the same discouraging hallmarks of the past: In Fiscal Year 2018, Supervalu’s stock fell a further 50%.

We beneficially own 7.73% of Supervalu’s outstanding stock. While we have lost all confidence in Supervalu’s Board, we believe strongly in Supervalu’s opportunities under the proper leadership.

In February 2018, we released a detailed strategic plan for the Company. While the mere prospect of our value-creating plan being implemented has led the stock to rally by more than 40%, we do not believe it is wise to entrust the future of Supervalu to the same individuals who have failed for so long to create long-term shareholder value. This Board has, in our view, repeatedly shown that they lack any measure of agility, expertise or independence.

To protect the investment of all shareholders and help Supervalu achieve its full potential, we have recruited and nominated six talented professionals to the Company’s Board, with critical experience in food wholesaling, retail grocery, transportation and logistics, turnaround management and sustainability. In our view, shareholders finally have an opportunity to vote for seasoned professionals who are qualified to lead Supervalu.

We therefore urge you to vote at this year’s annual meeting of Supervalu shareholders using the enclosed GREEN proxy card.

Supervalu’s Share Price Has Underperformed for Over a Decade

Over any meaningful time period, Supervalu’s stock has performed worse than every relevant index and peer group, and worse than nearly every company in the Russell 2000 index.

	Share Price Performance(a)
	1 - Year	3 - Year	5 - Year	10 - Year
Absolute Performance
S&P 500	15%	28%	75%	98%
Russell 2000	8%	23%	64%	113%
Russell 2000 Consumer Staples	(3%)	5%	66%	130%
Proxy Peers(b)	(15%)	(14%)	53%	140%
Grocery Peers(c)	(15%)	(21%)	44%	80%
Wholesale Peers(d)	(24%)	(27%)	17%	61%
Supervalu	(47%)	(80%)	(48%)	(92%)

Source: Bloomberg.  Note: For each time period, peers excludes companies not publicly traded throughout that entire period.

a) As of February 5, 2018 unaffected date, before Blackwells’ public presentation, adjusted for dividends.

b) Proxy peers consist of companies used in Supervalu's 2017 proxy statement for assessing relative total shareholder returns: CASY, CORE, IMKTA, SFS, SPTN, SFM, SPLS, SYY, CHEF, KR, UNFI, VLGEA, WMK, WFM

c) Grocery peers consists of: KR, SFM, VLGEA, WMK and IMKTA

d) Wholesale peers consists of: SPTN, UNFI

It did not have to be this way: Other large food distribution businesses – and retail grocers – have done substantially better than Supervalu. Among Supervalu’s own self-selected group of 14 peer companies, Supervalu had the worst shareholder return in Fiscal 2018. Over the last two years, companies as diverse as Sysco, US Foods, Performance Foods, and United Natural Foods have all generated positive returns, while Supervalu’s shareholders lost hundreds of millions of dollars.

Supervalu’s Stock Price Decline is a Direct Result of the Wrong Strategy and Poor Financial and Operational Performance

Supervalu’s earnings per share have declined dramatically since Fiscal 2014 and the Company has eliminated its dividend. By contrast, each of Supervalu’s grocery peers and each of its wholesale peers have achieved EPS growth, increased their dividends, or both during that period. Supervalu is the only company among its peers to have no capital return policy for its shareholders.

Practically the only thing to increase in recent years at Supervalu is CEO compensation, which has increased more than 20% since Fiscal 2014. Over the last ten years, Supervalu’s five CEOs have been paid more than $78 million in total. In contrast, Supervalu’s shareholders have lost more than $5 billion.

Supervalu’s notable underperformance stems from what we believe are many strategic and operational failures, including:

✗   A misguided and unfocused strategy attempting to manage the complexities of both wholesale and retail businesses, which has led to managerial and capital allocation issues as well as clear execution shortcomings;

✗   Value-destroying deals, demonstrated by major strategic acquisitions such as Albertson’s that were later sold at steep discounts, as well as poorly structured transactions that created unnecessary tax liabilities, confusing and misleading financial statements and valuation concerns;

✗   Repeated recruiting failures, including the appointment of five CEOs in a seven-year period, hiring of executives with poor track records and, in our view, questionable business ethics, and nominating or re-nominating board members who lack relevant experience to assist management in strategy development and others that had significant conflicts of interest;

✗   A misaligned culture and compensation system that has rewarded growth and business size, over profitability, operational excellence, and shareholder value creation; and

✗   A lack of planning and investment in key operational areas, such as logistics, data systems, store maintenance, and promotional deals with key suppliers.

Even Supervalu’s Board of Directors and management appear to have been surprised by Supervalu’s dramatic underperformance. Since September 2015, in every quarter, except one, Supervalu has been forced to lower the full-year EBITDA guidance it gave investors at the previous year-end. (Notably, the one non-year-end quarter without a guidance adjustment was disappointing in other ways, leading to a two-day stock price decline of 19%.)

Though we believe Supervalu’s directors undoubtedly want to do better, they lack the critical grocery and logistics experience that would help inform sound strategic judgment and capable oversight. Three of the last four Chairmen of Supervalu, for example, came from the oil and gas, department store retailing and toy businesses. On this current Board, who can shareholders rely upon to know Supervalu’s business, customers, suppliers, competitive dynamics and strategic landscape?

Our Nominees Are Accomplished Executives Who Can Help Supervalu Succeed

If Supervalu shareholders are to expect a different trajectory for our stock in the future, we must demand a different Board. Blackwells has nominated six talented professionals, having extensive industry and public board experience, whom we believe can better determine the optimal strategy for Supervalu and more effectively oversee it.

Nominee Name	Experience
	Executive	Relevant	Corp. Board	Company
Rick Anicetti	CEO	Retail, Grocery	2 Public, 2 Private	The Fresh Market, Food Lion; 99 Cents Only Stores; Hannaford Bros. Co.
Steven Baer	CEO	Operational turn-arounds	1 Public	High Ridge Partners; Rally Capital Services; Koenig & Strey Financial Services
Chris Kreidler	CFO	Food distribution	1 Public, 1 Private	Sysco; C&S Wholesale Grocers; Yum! Brands
Frank Lazaran	CEO	Retail grocery	1 Public, 1 Private	Marsh Supermarkets; Winn-Dixie Stores; Randalls Food Markets; Ralphs Grocery Company
Jim Martell	CEO	Transportation & logistics	2 Public, Multiple Private	XPO Logistics; FedEx; UPS
Sandra Taylor	Senior Executive	Social responsibility	2 Public	Starbucks Coffee; Eastman Kodak; Sustainable Business International

To best serve shareholders, the Blackwells nominees are committed to:

✓   Creating a culture of accountability that is demonstrated through executive hiring and retention decisions, as well as the executive compensation program;

✓   Allocating shareholder capital in an optimal fashion, making decisive and timely decisions about the relative attractiveness of various investment and divestment opportunities, including business segments, real estate, Supervalu stock, dividends and other available options;

✓   Insisting upon a performance-driven operational approach that is efficient and sustainable, eliminating waste (such as the use of the corporate jet for the personal convenience of executives) and considering the interests of Supervalu’s shareholders in all decisions;

✓   Supporting management and applying the directors’ considerable industry expertise and contacts, in addition to managerial, operational and strategic experience, to drive operational excellence and unlock shareholder value;

✓   Eliminating conflicts of interest that may jeopardize the Company’s economic success (and the Company’s proprietary information and trade secrets) and ensuring that the highest standards of integrity are instilled among the Company’s leadership; and

✓   Carefully reviewing, and objectively assessing, all avenues of value creation, including those that involve strategic transactions.

The professionals we have nominated have studied Supervalu’s businesses carefully and have specific suggestions and initiatives to discuss with shareholders and management. In the coming weeks, Blackwells and its nominees will share more with you about these plans for Supervalu’s promising future.

We need better than a Board that only recognizes the Company’s failures when shareholders protest, and then must crib a new strategy from those same shareholders. The current Board has, in our view, continued to prove itself to be unimaginative, intractable and lackadaisical stewards of the Company, to the great detriment of Supervalu’s shareholders

We strongly encourage you to join us in voting for change on the enclosed GREEN proxy card.

I welcome any feedback or questions you may have. Please email me at Supervalu@Blackwellscap.com. For more information, including our past presentations on the Company, go to SaveSupervalu.com. For any questions about how to vote, please contact our proxy solicitor, Morrow Sodali, at Blackwells@morrowsodali.com or (800) 662-5200.

Sincerely,

/s/
Jason Aintabi

Managing Partner

Blackwells Capital LLC

About Blackwells Capital

Blackwells Capital is an alternative investment manager dedicated to global fundamental and special situation investing across capital structures. Founded in 2016 by Jason Aintabi, its Managing Partner, Blackwells’ investment approach is research-intensive, value-oriented and concentrated.

Contacts

Investors:

Morrow Sodali

Mike Verrechia

800-662-5200

Blackwells@morrowsodali.com

Media:

Gagnier Communications

Dan Gagnier / Jeffrey Mathews

646-569-5897